Exhibit (c)(3)

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LOEHMANN’S, INC.

April 19, 2004

PETER J. SOLOMON COMPANY, L.P.

LOEHMANN’S, INC.

This presentation has been prepared by Peter J. Solomon Company Limited (“PJSC”) from materials and information supplied (whether orally or in writing) by Loehmann’s Holdings, Inc. (“Loehmann’s” or the “Company”).

This presentation includes certain statements, estimates and projections provided by Loehmann’s and selected public sources with respect to the historical and anticipated future performance of Loehmann’s.  Such statements, estimates and projections contain or are based on significant assumptions and subjective judgments made by Loehmann’s management.  These assumptions and judgments may or may not be correct, and there can be no assurance that any projected results are attainable or will be realized.  PJSC has not attempted to verify any such statements, estimates and projections, and as such PJSC makes no representation or warranty as to, and assumes no responsibility for, their accuracy or completeness and for the effect which any such inaccuracy or incompleteness may have on the results or judgments contained in this presentation.

Except where otherwise indicated, this analysis speaks as of the date hereof.  Under no circumstances should the delivery of this document imply that the analysis would be the same if made as of any other date.

THIS REPORT HAS BEEN ISSUED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS OF LOEHMANN’S.  IT IS NOT INTENDED TO BE USED, AND SHOULD NOT BE RELIED UPON, BY ANY OTHER PERSON.

THIS REPORT IS CONFIDENTIAL AND SHOULD NOT, WITHOUT PRIOR WRITTEN CONSENT OF PJSC, BE COPIED OR MADE AVAILABLE TO ANY PERSON OTHER THAN THE BOARD OF DIRECTORS OF LOEHMANN’S.  PJSC SHALL NOT HAVE LIABILITY, WHETHER DIRECT OR INDIRECT, IN CONTRACT OR TORT OR OTHERWISE, TO ANY PERSON IN CONNECTION WITH THIS REPORT.

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Table of Contents

TAB

I.	Introduction

II.	Summary Overview of Transaction

III.	Summary Loehmann’s Historical Financial Information

IV.	Summary Loehmann’s Projected Financial Information

V.	Summary Loehmann’s Stock Price Performance

VI.	Summary Valuation Analysis of Loehmann’s

TAB I – Introduction

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Introduction

•                  We understand that Loehmann’s Holdings, Inc. (“Loehmann’s” or the “Company”), a                                                 [        ] Corporation (“Parent”), and [          ], a Delaware Corporation (“Sub”) and a wholly owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger, draft dated as of April 16, 2004 (the “Agreement”), which provides for, among other things and subject to the terms and conditions thereof, for the merger of Sub with and into the Company (the “Merger”).  As a result of the Merger, the Sub shall cease to exist and the Company shall continue as the surviving Corporation.  Pursuant to the Merger, each share of the Company’s common stock, par value of $0.01 per share (“Company Common Stock”), shall be converted into the right to receive an amount in cash equal to $23.00 per share.  We further understand that Alpine Associates, L.P. (the “Significant Stockholder”), which beneficially owns or has the power to vote approximately 32.69% of the outstanding Company Common Stock has entered into a voting agreement whereby the Specified Stockholder will vote its shares of Company Common Stock in favor of the Merger, the Agreement and the transactions completed thereby.  We also understand that Parent and Sub intend to retain Mr. Robert Friedman as Chairman and Chief Executive Officer and Mr. Robert Glass as President, Chief Operating Officer and Chief Financial Officer in their same positions pursuant to new employment agreements.

•                  You have asked us to advise you with respect to the fairness to the holders of Company Common Stock from a financial point of view of the consideration to be received by the holders of Company Common Stock in connection with the Merger.

•                                          For purposes of the opinion set forth herein, we have:

(i)                                     reviewed certain publicly available financial statements and other information of the Company;

(ii)                                  reviewed certain internal financial statements, and projections relating to earnings and cash flow (the “Projections”) and other financial and operating data concerning the Company prepared by the management of the Company;

(iii)                               discussed the past and current operations, financial condition and prospects of the Company with management of the Company;

(iv)                              reviewed the reported prices and trading activity of the Company Common Stock;

(v)                                 compared the financial performance and condition of the Company and the reported prices and trading activity of Company Common Stock with that of certain other comparable publicly traded companies and their securities;

(vi)                              reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

(vii)                           participated in certain discussions among representatives of each of the Company and Parent;

(viii)                        reviewed a draft of the Agreement dated April 16, 2004 and certain related agreements; and

(ix)                                performed such other analyses and took into account such other matters as we have deemed appropriate.

•                  We have assumed and relied upon the accuracy and completeness of the information reviewed by us for the purposes of this opinion, and we have not assumed any responsibility for independent verification of such information.  We have further relied on the assurances of management of the Company that they are not aware of any facts that would make any such information inaccurate or misleading.  With respect to the Projections and other information provided to us, we have assumed that such Projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company.  We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal.  We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company.  We have further assumed that the final form of the Agreement will be substantially the same as the draft Agreement described above.  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of April 15, 2004.

•                  For purposes of rendering this opinion we have assumed, in all aspects material to our analysis, that the representations and warranties of each party to the Agreement and all related documents are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party thereunder and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

•                  In connection with the preparation of this opinion, other than a limited number of contacts specifically authorized by the Company, we were not authorized by the Company to solicit, nor have we solicited, interest from any party with respect to a merger or other business combination transaction involving the Company or its assets.  We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.

•                  We have acted as financial advisor to the Company in connection with this transaction and will receive a fee for our services, a portion of which is payable upon the delivery of this opinion.

•                  This letter is solely for the information of the Board of Directors of the Company and is not on behalf of and is not intended to confer rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent.  This letter does not constitute a recommendation to any holder of Company Common Stock as to how any such holder should vote on the Merger or the Agreement.

•                  We are not expressing any opinion herein as to the prices at which the Company Common Stock will trade following the announcement of the Merger.  In addition, the opinion does not address the Company’s underlying business decision to proceed with the Merger.

TAB II – Summary Overview of Transaction

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Summary Overview of Transaction

Summary of Selected Transaction Terms (a)

Offer Price:	$23.00 per Loehmann’s Share

Form of Consideration:	Cash

Structure:	Merger

Key Conditions to Closing:	Affirmative Company Stockholder vote Dissenting shares shall not exceed 10% No Company Material Adverse Effect

Key Termination Provisions:	If Company Stockholders fail to approve Merger

By Company prior to approval by Company Stockholders if Board receives a superior proposal not subsequently withdrawn and 3 day written notice to Parent

By Parent or Sub if (i) the Board of Directors informs Company shareholders that it no longer believes Merger is advisable and no longer recommends approval of Merger (“Subsequent Determination”), (ii) Board of Directors approves or enters into an alternative transaction, or (iii) a tender or exchange offer has been commenced by another party and at least 20% of shares have been purchased

November 1 “Drop Dead” Date

(a)          These terms are based on the draft Merger Agreement dated April 16, 2004 and subsequent communications. For a complete description of the terms of this transaction, one should refer to the Merger Agreement.

Summary of Selected Transaction Terms (a)

Termination Fee:	Termination fee of $4 million, or 2.26% of Transaction Equity Value (b) Expenses not to exceed $2 million, or 1.13% of Transaction Equity Value (b)

Termination Fees and Expenses payable if Board makes a Subsequent Determination or approves or enters into an alternative transaction; or a tender or exchange offer has been commenced and at least 20% of shares have been purchased

Expenses payable if (1) Company Stockholders fail to approve Merger and there exists an Acquisition Proposal or (2) the Merger is not consummated by the Drop Dead Date and (i) there exists an Acquisition Proposal or (ii) the Stockholders’ Meeting has not been held; Termination fee subsequently payable if Acquisition Proposal consummated or acquisition agreement entered into within one year of termination

Other Provisions:

Company and representatives may not solicit proposals for alternative transactions
Board recommendation of transaction subject to fiduciary duties
Alpine voting agreement to vote its 32.69% of the Company Common Stock in favor of the Merger subject to a fiduciary out by the Board of Directors
Current Chairman and Chief Executive Officer and President, Chief Financial Officer and Chief Operating Officer retained by parent pursuant to new employment agreements

Expected Closing:	Late July/Early August

(a)          These terms are based on the draft Merger Agreement dated April 16, 2004 and subsequent communications. For a complete description of the terms of this transaction, one should refer to the Merger Agreement.

(b)         Total Transaction Equity Value of $177.2mm.

Summary of Multiples Proposed to be Paid in Potential Transaction

(Amounts in millions, except per share data)

Purchase Price Per Lily Share		$23.00
Primary Shares Outstanding		6.7
Option Equivalent Shares (a)		1.0
Diluted Shares Outstanding		7.7
Total Equity Value		177.2
Plus: Net Debt (b)		(8.0)
Total Enterprise Value		$169.1

Purchase Price Premium to Lily:
Current Price (4/15/04)	$20.99	9.58%

30-Days Prior Price (3/16/04)	19.49	18.01
60-Days Prior Price (2/15/04)	18.16	26.65
90-Days Prior Price (1/16/04)	17.92	28.35

Enterprise Value as a Multiple of:
LTM Net Sales (FY 2003)	$364.6	46.39%
LTM EBITDA (FY 2003)	24.5	6.9	x
Projected EBITDA (FY 2004) - Management Case (c)	30.2	5.6
Projected EBITDA (FY 2004) - Sensitivity Case (d)	28.7	5.9

Purchase Price Per Share as a Multiple of:
E.P.S. (FY 2003 Actual) (e)	$1.09	21.0	x
Projected E.P.S. (FY 2004) - Management Case (c)	1.55	14.9
Projected E.P.S. (FY 2004) - Sensitivity Case (d)	1.43	16.1

(a)          Calculated using treasury method with 1.4mm outstanding options with weighted average strike price of $6.32.

(b)         Includes $0.0mm debt and $8.0mm in cash at 2/1/04.

(c)          Source: Company Management.

(d)         Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

(e)          Excludes non-recurring items.

TAB III – Summary Loehmann’s Historical Financial Information

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Summary Loehmann’s Historical Financial Information

Income Statement

(Amounts in Millions, Except Per Share Data)

	As of February 1,
	2002		2003	2004
Net Sales	$322.5		$349.0	$364.6
Gross Profit	119.6		134.0	138.6
EBITDA	21.3		29.0	24.5
EBIT	11.5		20.1	14.7
Net Income Excluding Non-Recurring Items	7.6	(a)	10.3 (b)	8.2 (c)
Diluted Earnings Per Share Excluding Non-Recurring Items	$1.12		$1.40	$1.09

Margins
Gross Margin	37.1%		38.4%	38.0%
EBITDA	6.6		8.3	6.7
EBIT	3.6		5.8	4.0
Net Income Excluding Non-Recurring Items	2.4		3.0	2.3

Growth Rates
Net Sales	—		8.2%	4.5%
EBITDA	—		36.2	(15.7)
EBIT	—		75.0	(27.0)
Net Income Excluding Non-Recurring Items	—		35.8	(20.1)
Diluted Earnings Per Share Excluding Non-Recurring Items	—		25.8	(22.0)

Source: Company’s Form 10-K.

(a)          Excludes charge of $.5 million for store closings.

(b)         Excludes $3.924 million gain on sale of building and charge of $.045 million for store closings.

(c)          Excludes charge of $.548 million for write off of deferred financing fees.

Balance Sheet

(Dollars in Millions)

	As of February 1,
	2002	2003	2004
Assets
Cash & Cash Equivalents	$13.9	$11.2	$8.0
Accounts Receivable	6.0	6.6	7.4
Inventory	44.0	51.5	59.2
Total Current Assets	63.9	69.4	74.6
Property, Plant & Equipment	43.4	45.1	43.9
Reorganization Value	19.4	16.0	11.2
Other Long-Term Assets	3.9	4.6	9.6
TOTAL ASSETS	$130.5	$135.0	$139.3

Liabilities and Shareholders’ Equity
Accounts Payable	19.4	23.6	28.3
Other	19.3	21.5	19.0
Total Current Liabilities	38.8	45.1	47.4
Long-Term Debt	26.5	11.4	0.0
Other Long-Term Liabilities	5.5	6.2	11.3
Shareholders’ Equity	59.7	72.3	80.6
TOTAL LIABILITIES AND EQUITY	$130.5	$135.0	$139.3

Net Working Capital	$11.2	$13.0	$19.2

Source: Company’s Form 10-K.

Cash Flow Statement

(Dollars in Millions)

	As of February 1,
	2002	2003	2004
Operating Activities
Net Income As Reported	$7.1	$12.6	$7.9
Non-Cash Items	(1.0)	(0.7)	3.6
Depreciation and Amortization	9.8	8.9	9.7
Change in Working Capital Accounts	6.9	(1.8)	(6.2)
Changes in Other Assets and Liabilities	0.7	0.5	1.6
Net Cash Provided By (Used In) Operating Activities	23.5	19.4	16.7

Investing Activities
Capital Expenditures	(4.6)	(11.7)	(8.4)
Gain on Sale of Building	0.0	4.8	0.0
Net Cash Provided By (Used In) Investing Activities	(4.6)	(6.8)	(8.4)

Financing Activities
Changes in Notes Payable	(6.6)	(15.1)	(11.4)
Changes in Other Financing	0.0	(0.2)	(0.0)
Net Cash Provided By (Used In) Financing Activities	(6.6)	(15.3)	(11.4)

Net Increase/(Decrease) in Cash & Cash Equivalents	12.3	(2.7)	(3.2)
Cash & Cash Equivalents at Beginning of Period	1.6	13.9	11.2
Cash & Cash Equivalents at End of Period	$13.9	$11.2	$8.0

Source: Company’s Form 10-K.

Quarterly Income Statement

(Amounts in Thousands, Except Per Share Data)

	2003					2004
Fiscal Year Ended February 1,	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net Sales	$93.4	$75.3	$94.7	$85.6	$349.0	$90.4	$79.3	$101.0	$93.8	$364.6
Gross Profit	36.9	27.6	39.0	30.5	134.0	36.4	27.9	41.7	32.6	138.6
EBITDA	9.9	3.2	11.8	4.2	29.0	7.5	1.5	11.0	4.4	24.5
EBIT	7.7	1.0	9.6	1.8	20.1	5.2	(0.9)	8.5	1.9	14.7
Net Income Excluding Non-Recurring Items	4.2	0.3	5.4	0.4	10.3	2.8	(0.7)	4.9	1.3	8.2
Diluted Earnings Per Share Excluding Non-Recurring Items	$0.60	$0.02 (a)	$0.73	$0.05 (b)	$1.40	$0.37	$(0.10)	$0.65	$0.17 (a)	$1.09

Margins
Gross Margin	39.5%	36.7%	41.2%	35.7%	38.4%	40.3%	35.1%	41.3%	34.8%	38.0%
EBITDA	10.6	4.2	12.5	4.9	8.3	8.3	1.9	10.9	4.7	6.7
EBIT	8.3	1.3	10.1	2.1	5.8	5.7	(1.1)	8.4	2.1	4.0
Net Income Excluding Non-Recurring Items	4.5	0.4	5.7	0.5	3.0	3.0	(0.9)	4.9	1.4	2.3

Growth Rates
Net Sales (Quarter over Quarter)	—	(19.4)%	25.8%	(9.7)%	—	5.7%	(12.3)%	27.4%	(7.1)%	4.5%
Comparable Store Sales Growth (Versus Prior Year)	—	12.6	12.1	(0.4)	—	(7.7)	(2.9)	(2.3)	3.6	(2.5)
EBITDA	—	(67.9)	272.0	(64.8)	—	80.7	(79.5)	614.1	(60.0)	(15.7)
EBIT	—	(86.9)	848.8	(81.3)	—	188.2	(117.4)	(1,048.1)	(77.3)	(27.0)
Net Income Excluding Non-Recurring Items	—	(93.5)	1,875.2	(92.0)	—	540.5	(125.1)	(811.6)	(74.2)	(20.1)
Diluted Earnings Per Share Excluding Non-Recurring Items	—	(96.7)	3,593.9	(92.7)	—	599.0	(127.0)	(750.0)	(74.6)	22.0

Source: Company’s Form 10-K for Fiscal Year Ended February 1, 2004.

(a)          Excludes $3.934 million gain on sale of building.

(b)         Excludes charge of $.5 million for store closings.

(c)          Excludes charge of $.548 million for write off of deferred financing fees.

Comparable Store Sales By Month

	February	March	April	1st Quarter	May	June	July	2nd Quarter
2000	(6.2)%	(2.5)%	6.8%	1.0%	0.2%	0.1%	(2.0)%	(0.3)%
2001	1.7	(2.1)	6.5	1.9	(2.7)	(5.0)	(10.5)	(5.3)
2002	7.1	10.5	1.6	6.4	5.4	10.7	31.0	12.6
2003	(11.3)	(5.2)	(7.9)	(7.7)	(4.6)	(5.1)	3.9	(2.9)
2004	16.2

	August	September	October	3rd Quarter	November	December	January	4th Quarter	Full Year
2000	4.6%	3.4%	6.9%	4.9%	1.4%	3.9%	(8.4)%	0.3%	1.5%
2001	(1.8)	(5.2)	(8.5)	(5.5)	(3.6)	2.4	10.8	1.9	(1.7)
2002	10.0	11.9	13.2	12.1	5.0	(3.0)	(3.4)	(0.4)	7.4
2003	(2.4)	0.9	(6.3)	(2.3)	2.4	4.1	4.5	3.6	(2.5)

Source:  Company Management.

TAB IV – Summary Loehmann’s Projected Financial Information

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Summary Loehmann’s Projected Financial Information

Projected Income Statement - Management Forecast

(Dollars in Millions, Except Per Share Data)

	Historical		Projected
Fiscal Year Ended February 1,	2003A	2004A	2005	2006	2007	2008	2009
Net Sales	$349.0	$364.6	$398.2	$438.6	$481.0	$525.8	$572.0
Gross Profit	134.0	138.6	155.0	172.0	189.6	208.3	227.6
EBITDA	29.0	24.5	30.2	35.1	40.5	45.7	51.9
EBIT	20.1	14.7	19.8	24.2	30.0	34.5	40.0
Net Income (a)	10.3	8.2	11.6	14.4	18.1	21.0	24.5
Diluted Earnings Per Share (a) (b)	$1.40	$1.09	$1.55	$1.92	$2.41	$2.80	$3.27

Margins
Gross Margin	38.4%	38.0%	38.9%	39.2%	39.4%	39.6%	39.8%
EBITDA	8.3	6.7	7.6	8.0	8.4	8.7	9.1
EBIT	5.8	4.0	5.0	5.5	6.2	6.6	7.0
Net Income Excluding Non-Recurring Items	3.0	2.3	2.9	3.3	3.8	4.0	4.3

Growth Rates
Net Sales	—	4.5%	9.2%	10.1%	9.7%	9.3%	8.8%
Comparable Store Sales Growth	—	(2.5)	1.7	2.0	2.0	2.0	2.0
EBITDA	—	(15.7)	23.4	16.2	15.5	12.8	13.6
EBIT	—	(27.0)	34.3	22.7	23.7	15.2	16.0
Net Income (a)	—	(20.1)	40.7	24.3	25.2	16.2	16.9
Diluted Earnings Per Share (a) (b)	—	(22.0)	41.4	24.3	25.2	16.2	16.9

Source: Company’s Form 10-K and Management prepared financial statements.

(a)          Calculated using effective tax rate of 41% per Management. Excludes non-recurring items for years ended February 1, 2003 and February 1, 2004.

(b)         Based on estimated 7.5 million diluted shares outstanding per Management; 41% effective tax rate per Management for 2004-2008.

Income Statement - Sensitivity Case (a)

(Dollars in Millions, Except Per Share Data)

	Historical		Projected
Fiscal Year Ended February 1,	2003A	2004A	2005	2006	2007	2008	2009
Net Sales	$349.0	$364.6	$398.2	$432.3	$468.3	$506.6	$546.1
Gross Profit	134.0	138.6	153.6	166.8	180.7	195.6	211.0
EBITDA	29.0	24.5	28.7	30.4	32.9	34.9	37.8
EBIT	20.1	14.7	18.3	19.6	22.3	23.7	26.0
Net Income (b)	10.3	8.2	10.7	11.7	13.6	14.6	16.2
Diluted Earnings Per Share (b) (c)	$1.40	$1.09	$1.43	$1.56	$1.81	$1.95	$2.16

Margins
Gross Margin	38.4%	38.0%	38.6%	38.6%	38.6%	38.6%	38.6%
EBITDA	8.3	6.7	7.2	7.0	7.0	6.9	6.9
EBIT	5.8	4.0	4.6	4.5	4.8	4.7	4.8
Net Income Excluding Non-Recurring Items	3.0	2.3	2.7	2.7	2.9	2.9	3.0

Growth Rates
Net Sales	—	4.5%	9.2%	8.6%	8.3%	8.2%	7.8%
Comparable Store Sales Growth	—	(2.5)	1.7	0.0	0.0	0.0	0.0
EBITDA	—	(15.7)	17.4	6.0	8.0	6.1	8.4
EBIT	—	(27.0)	24.3	7.2	13.9	6.1	9.5
Net Income (b)	—	(20.1)	30.2	8.9	16.0	7.7	11.0
Diluted Earnings Per Share (b) (c)	—	(22.0)	30.9	8.9	16.0	7.7	11.0

Source: Company’s Form 10-K and Management prepared financial statements.

(a)          Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

(b)         Calculated using effective tax rate of 41% per Management.  Excludes non-recurring items for years ended February 1, 2003 and February 1, 2004.

(c)          Based on estimated 7.5 million diluted shares outstanding per Management; 41% effective tax rate per Management for 2004-2008.

Summary of Wall Street Research on Loehmann’s

Company	Analyst	Date of Last Report	E.P.S. Estimates
			FY 2004	FY 2005

C.L. King & Associates, Inc.	Gary M. Giblen	1/26/2004	$1.40	$1.66

Sidoti & Company, LLC (a)	Susan Ng	4/5/2004	$1.41	$1.56

			5 Year E.P.S. Growth
Mean of First Call (b)	$1.41	$1.61	15.0%

Loehmann’s Management Projections (c)	$1.55	$1.92	24.6%

Loehmann’s Sensitivity Projections (d)	$1.43	$1.56	14.6%

(a)          Source: First Call.

(b)         Source: First Call as of April 7, 2004: Mean of C.L. King & Associates and Sidoti & Company, LLC.

(c)          Source: Company Management.

(d)         Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

TAB V – Summary Loehmann’s Stock Price Performance

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Summary Loehmann’s Historical Stock Price Performance

Weekly Stock Price/Volume Analysis: Since July 26, 2002

July 26, 2002 to April 9, 2004

[CHART]

Source: Bloomberg.

Daily Stock Price/Volume Analysis: Latest Twelve Months

April 15, 2003 to April 15, 2004

[CHART]

Source: Bloomberg.

Loehmann’s Stock Price Performance vs. S&P 500 and Off-Price Industry Indices:  Since July 26, 2002

July 26, 2002 to April 16, 2004; Price as a Percent of Base (July 26, 2002 = 100%)

[CHART]

Source:  Bloomberg.

(a)          Off-Price Index includes Burlington Coat Factory, Men’s Wearhouse, Ross Stores, Stein Mart, TJX Companies and Retail Ventures, Inc.

Daily Stock Price/Volume Analysis: November to Present

November 3, 2003 to April 15, 2004

[CHART]

Source: Bloomberg.

Summary of Trading Prices

July 26, 2002 to April 15, 2004

Daily for the Following Periods:			Time Period				Premium to Average (a) Represented by $23.00
				Trading Price
				High	Low	Average (a)

4/8/2004			7-Days Prior			20.40	12.7%
4/1/2004			14-Days Prior			20.39	12.8
3/16/2004			30-Days Prior			19.49	18.0
3/1/2004			45-Days Prior			19.77	16.3
2/15/2004			60-Days Prior			18.16	26.7
1/16/2004			90-Days Prior			17.92	28.3
10/18/2003			180-Days Prior			17.61	30.6

4/8/2004	-	4/15/2004	Last 7 Days	$20.99	$20.40	$20.75	10.8%
4/1/2004	-	4/15/2004	Last 14 Days	20.99	20.34	20.64	11.5
3/16/2004	-	4/15/2004	Last 30 Days	20.99	19.49	20.35	13.0
3/1/2004	-	4/15/2004	Last 45 Days	20.99	18.40	19.91	15.5
2/15/2004	-	4/15/2004	Last 60 Days	20.99	18.16	19.75	16.4
1/16/2004	-	4/15/2004	Last 90 Days	20.99	17.92	19.38	18.7
10/18/2003	-	4/15/2004	Last 180 Days	20.99	16.98	18.90	21.7

4/16/2003	-	4/15/2004	Last 1 Year	20.99	12.58	16.78	37.0%
7/26/2002	-	4/15/2004	Since July 26, 2002	20.99	10.86	15.62	47.3

Source: Bloomberg.

(a)          For specific date represents closing price on given date.

TAB VI – Summary Valuation Analysis of Loehmann’s

PETER J. SOLOMON COMPANY

LOEHMANN’S, INC.

Summary Valuation Analysis of Loehmann’s

[CHART]

Summary Valuation Overview

(a)          Source:  Company Management.

(b)         Sensitivity Case with 39 store Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case.  Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

(c)          Control Premium is based on the median control premium paid (to closing price one week prior) in cash mergers and acquitions transactions valued between $100 million to $200 million since January 2003.  Source: Thomson Financial.

Analysis at Various Prices

(Amounts in Millions, Except Per Share Data)

			Close on 4/15/04
Stock Price			$20.99		$22.00		$22.50		$23.00		$23.50		$24.00
Shares Outstanding			6.7		6.7		6.7		6.7		6.7		6.7
Option Equivalent Shares			1.0		1.0		1.0		1.0		1.0		1.0
Diluted Shares Outstanding			7.7		7.7		7.7		7.7		7.7		7.7
Total Equity Value			$160.9		$169.1		$173.1		$177.2		$181.2		$185.2
Plus: Net Debt (b)			(8.0)		(8.0)		(8.0)		(8.0)		(8.0)		(8.0)
Total Enterprise Value			$152.9		$161.0		$165.1		$169.1		$173.2		$177.2

Premium/(Discount) to:
Current Price (04/15/04)		$20.99	0.0%		4.8%		7.2%		9.6%		12.0%		14.3%
30-Days Prior Price (3/16/04)		19.49	7.7		12.9		15.4		18.0		20.6		23.1
60-Days Prior Price (2/15/04)		18.16	15.6		21.1		23.9		26.7		29.4		32.2
90-Days Prior Price (1/16/04)		17.92	17.1		22.8		25.6		28.3		31.1		33.9
52-Week High (4/15/04)		20.99	0.0		4.8		7.2		9.6		12.0		14.3
52-Week Low (6/04/03)		12.58	66.9		74.9		78.9		82.8		86.8		90.8

Enterprise Value as a Multiple of:

Net Sales	2003A	$364.6	41.9%		44.2%		45.3%		46.4%		47.5%		48.6%

EBITDA	2003A	$24.5	6.3	x	6.6	x	6.8	x	6.9	x	7.1	x	7.2	x
	2004P - Management Case (c)	30.2	5.1		5.3		5.5		5.6		5.7		5.9
	2004P - Sensitivity Case (d)	28.7	5.3		5.6		5.7		5.9		6.0		6.2

P/E	2004P - Management Case (c) (e)	1.55	13.6	x	14.2	x	14.5	x	14.9	x	15.2	x	15.5	x
	2004P - Sensitivity Case (d) (e)	1.43	14.7		15.4		15.7		16.1		16.4		16.8
	2004P - Street Case (f)	1.41	14.9		15.6		16.0		16.3		16.7		17.0

(a)          1.4mm options outstanding with weighted average strike price of $6.32.

(b)         Includes Total Debt of $0.0mm and $8.0mm Cash at the end of 2003.

(c)          Source: Company Managment.

(d)         Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

(e)          Excludes NOL and accelerated depreciation tax benefit.

(f)            Source: CL King research report dated 1/26/04.

LOEHMANN’S, INC.

Selected Comparables: Off-Price and Other Apparel Retailers

MARKET DATA

Selected Companies	Closing Price on 4/15/2004
					Price/Earnings Multiples							Enterprise Value as a Multiple of
		52 Week		Equity Value	LTM EPS		CY 2004 EPS (a)		CY 2005 EPS (a)		Enterprise Value (b)	LTM					CY 2004 (c)
		High	Low									Net Sales	EBIT		EBITDA		Net Sales	EBIT		EBITDA
Loehmann’s	$20.99	$20.99	$12.58	$160.9	19.3	x	14.9	x	12.6	x	$154.1	42.3%	10.5	x	6.3	x	39.3%	8.2	x	5.3	x
Burlington Coat Factory Warehouse	$19.31	$22.50	$15.45	862.4	17.4		NA		NA		862.7	31.3%	10.3		5.2		NA	NA		NA
Bon-Ton Stores	$16.00	$17.95	$3.76	258.9	11.8		NA		NA		410.8	44.2%	10.2		6.7		NA	NA		NA
Goody’s	$12.36	$14.80	$4.25	426.5	23.4		17.9		15.5		310.4	25.3%	11.4		6.3		23.4%	8.7		5.0
Gottschalks	$6.00	$6.48	$1.02	78.9	28.0		NA		NA		191.9	28.7%	10.9		6.2		NA	NA		NA
Retail Ventures, Inc.	$7.55	$8.60	$1.65	279.0	NM		NM		25.2		592.5	22.8%	20.9		6.7		20.6%	12.8		5.2
Stage Stores	$38.81	$40.00	$19.84	831.2	19.9		13.1		11.1		828.1	85.2%	10.5		8.0		67.3%	8.7		6.5
Stein Mart	$12.64	$14.52	$5.00	538.2	NM		20.4		14.9		551.2	56.7%	NM		20.5		38.9%	11.5		8.1
Median					19.9	x	17.9	x	15.2	x		31.3%	10.7	x	6.7	x	31.2%	10.1	x	5.9	x
Mean					20.1		17.1		16.7			42.0%	12.4		8.5		37.6%	10.4		6.2

OPERATING DATA

	Net Sales		EBITDA		EBIT		Net Income to Common		5 Year Growth Rate (a)	CY 2005 PE/ Growth
	LTM	CAGR	LTM	CAGR	LTM	CAGR	LTM	CAGR
Loehmann’s	$364.6	6.3%	$24.5	7.2%	$14.7	13.1%	$8.2	3.9%	14.5%	0.9
Burlington Coat Factory Warehouse	2,753.8	5.9%	165.5	4.7%	83.9	(3.4)%	49.5	(4.4)%	10.0%	NA
Bon-Ton Stores	929.7	13.3%	61.6	23.7%	40.3	40.2%	20.6	74.1%	NA	NA
Goody’s	1,227.0	1.4%	49.0	NM	27.3	NM	17.7	NM	15.0%	1.0
Gottschalks	667.8	(3.9)%	30.8	0.2%	17.6	3.3%	2.8	NM	NA	NA
Retail Ventures, Inc.	2,594.2	6.6%	88.7	19.4%	28.4	89.0%	(4.4)	NM	NA	NA
Stage Stores	972.2	6.6%	102.9	6.8%	78.9	5.4%	39.4	(24.4)%	15.0%	0.7
Stein Mart	1,355.5	1.3%	26.9	(23.2)%	7.9	(47.5)%	3.9	(49.8)%	15.0%	1.4
Median		5.9%		5.8%		4.4%		(14.4)%	15.0%	1.0	x
Mean		4.5%		5.3%		14.5%		(1.1)%	13.8%	1.0

MARGINS	LEVERAGE & COVERAGE RATIOS

	EBITDA / Sales		EBIT / Sales		Net Income / Sales		Net Debt/ Net Cap.	Gross Debt/ EBITDA	Net Debt/ EBITDA		EBITDA/ Net Interest		EBIT/ Net Interest
	LTM	Average	LTM	Average	LTM	Average
Loehmann’s	6.7%	7.2%	4.0%	4.5%	2.2%	2.5%	(9.2)%	0.0%	(0.3	)x	21.9	x	13.1	x
Burlington Coat Factory Warehouse	6.0%	6.7%	3.0%	4.3%	1.8%	2.6%	0.0%	81.4%	0.0		39.5		20.0
Bon-Ton Stores	6.6%	6.2%	4.3%	3.5%	2.2%	1.5%	38.8%	278.8%	2.5		8.4		5.5
Goody’s	4.0%	2.1%	2.2%	0.2%	1.4%	0.2%	(103.0)%	14.2%	(2.4)		(70.1)		(39.1)
Gottschalks	4.6%	4.3%	2.6%	2.3%	0.4%	(1.0)%	50.9%	384.4%	3.7		2.3		1.3
Retail Ventures, Inc.	3.4%	2.9%	1.1%	0.6%	(0.2)%	(0.6)%	59.1%	369.4%	3.5		2.6		0.8
Stage Stores	10.6%	11.1%	8.1%	8.8%	4.1%	6.1%	(0.7)%	11.3%	(0.0)		42.1		32.3
Stein Mart	2.0%	3.1%	0.6%	1.8%	0.3%	1.0%	5.4%	24.3%	0.5		15.9		4.7
Median	4.6%	4.3%	2.6%	2.3%	1.4%	1.0%	5.4%	81.4%	0.5	x	8.4	x	4.7	x
Mean	5.3%	5.2%	3.1%	3.1%	1.4%	1.4%	7.2%	166.3%	1.1		5.8		3.6

NOTE: CAGRs (Compound Annual Growth Rates) and Averages are for the last three completed fiscal years for each company. All operating data has been adjusted to exclude unusual and extraordinary items.

(a)          Source of projected EPS estimates and growth rates: First Call Investment Research - mean estimate of Wall Street analysts as of 4/15/04.

(b)         Enterprise value represents equity value plus book values of total debt, including preferred stock and minority interest less cash.

(c)          Source of projected EBITDA estimates: LILY (CL King & Associates dated 1/26/04), Goody’s (SunTrust Robinson Humphrey dated 3/17/04), Retail Ventures (Johnson Rice & Company dated 4/2/04), Stage Stores (The Buckingham Research Group dated 3/25/04), and SteinMart (Roth Capital Partners dated 3/18/04).

Large Capitalization Off-Price Retailers

MARKET DATA

					Price/Earnings Multiples							Enterprise Value as a Multiple of
		52 Week		Equity Value	LTM EPS		CY 2004 EPS (a)		CY 2005 EPS (a)		Enterprise Value (b)	LTM					CY 2004 (c)
		High	Low									Net Sales	EBIT		EBITDA		Net Sales	EBIT		EBITDA
Loehmann’s	$20.99	$20.99	$12.58	$160.9	19.3	x	14.9	x	12.6	x	$154.1	42.3%	10.5	x	6.3	x	39.3%	8.2	x	5.3	x
Men’s Wearhouse	$26.39	$31.25	$14.90	997.2	20.6	x	16.3		14.3		951.0	69.9%	11.3		7.2		63.0%	9.7		6.4
Ross Stores	$30.76	$32.86	$17.83	4,699.5	20.9	x	19.0		16.0		4,631.8	118.1%	12.4		10.3		91.0%	9.9		8.1
TJX Companies, Inc.	$25.17	$25.49	$17.39	12,932.3	19.6	x	17.6		15.3		13,383.2	100.4%	12.2		10.0		79.5%	10.1		8.3
Median					20.6	x	17.6	x	15.3	x		100.4%	12.2	x	10.0	x	79.5%	9.9	x	8.1	x
Mean					20.4		17.6		15.2			96.2%	12.0		9.2		77.8%	9.9		7.6

OPERATING DATA

	Net Sales		EBITDA		EBIT		Net Income to Common		5 Year Growth Rate (a)	CY 2005 PE/ Growth
	LTM	CAGR	LTM	CAGR	LTM	CAGR	LTM	CAGR
Loehmann’s	$364.6	6.3%	$24.5	7.2%	$14.7	13.1%	$8.2	3.9%	14.5%	0.9
Men’s Wearhouse	1,360.1	(1.5)%	132.9	(19.6)%	84.0	(29.9)%	51.4	(29.2)%	15.0%	1.0
Ross Stores	3,920.6	14.6%	451.0	18.7%	374.3	20.5%	228.1	21.3%	15.0%	1.1
TJX Companies, Inc.	13,327.9	11.6%	1,334.0	9.9%	1,095.6	10.1%	658.4	9.9%	15.0%	1.0
Median		11.6%		9.9%		10.1%		9.9%	15.0%	1.0	x
Mean		8.2%		3.0%		0.2%		0.7%	15.0%	1.0

MARGINS	LEVERAGE & COVERAGE RATIOS

	EBITDA / Sales		EBIT / Sales		Net Income / Sales		Net Debt/ Net Cap.	Gross Debt/ EBITDA	Net Debt/ EBITDA		EBITDA/ Net Interest		EBIT/ Net Interest
	LTM	Average	LTM	Average	LTM	Average
Loehmann’s	6.7%	7.2%	4.0%	4.5%	2.2%	2.5%	(9.2)%	0.0%	(0.3	)x	21.9	x	13.1	x
Men’s Wearhouse	9.8%	10.4%	6.2%	7.2%	3.8%	4.3%	(9.5)%	29.1%	(0.3)		70.6		44.6
Ross Stores	11.5%	11.2%	9.5%	9.2%	5.8%	5.6%	(10.9)%	11.1%	(0.2)		(1,721.5)		(1,428.6)
TJX Companies, Inc.	10.0%	10.0%	8.2%	8.2%	4.9%	5.0%	22.5%	52.3%	0.3		48.9		40.2
Median	10.0%	10.4%	8.2%	8.2%	4.9%	5.0%	(9.5)%	29.1%	(0.2	)x	48.9	x	40.2	x
Mean	10.4%	10.5%	8.0%	8.2%	4.8%	5.0%	0.7%	30.8%	(0.1)		(534.0)		(447.9)

NOTE: CAGRs (Compound Annual Growth Rates) and Averages are for the last three completed fiscal years for each company. All operating data has been adjusted to exclude unusual and extraordinary items.

(a)          Source of projected EPS estimates and growth rates: First Call Investment Research - mean estimate of Wall Street analysts as of 4/15/04.

(b)         Enterprise value represents equity value plus book values of total debt, including preferred stock and minority interest less cash.

(c)          Source of projected EBITDA estimates: LILY (CL King & Associates dated 1/26/04), Men’s Wearhouse (UBS Warburg dated 1/8/04), TJX (CIBC World Markets dated 3/4/04) and Ross (Johnson Rice & Company dated 3/17/04).

LOEHMANN’S, INC.

Summary Trading Valuation Analysis

Preliminary Summary Valuation Based on Comparable Companies - Trailing Multiples (a)

(Dollars in Millions, Except Per Share Data)

	Statistic	Implied Multiples			Implied Enterprise Value			Implied Equity Value			Implied Per Share Value (b)			Implied Per Share Value Including 30% Control Premium (c)

Last 12 Months (2003)

Net Sales	$364.6	25.0%	-	45.0%	$91.1	-	$164.1	$99.2	-	$172.1	$13.36	-	$22.38	$17.37	-	$29.09

EBITDA	$24.5	5.5x	-	7.0x	$134.5	-	$171.2	$142.5	-	$179.2	$18.72	-	$23.25	$24.33	-	$30.23

EBIT	$14.7	10.0x	-	11.5x	$147.1	-	$169.2	$155.1	-	$177.2	$20.28	-	$23.01	$26.36	-	$29.91

Net Income	$8.2	12.0x	-	23.0x	$90.9	-	$181.6	$98.9	-	$189.6	$13.33	-	$24.54	$17.33	-	$31.91

(a)          Source: Company’s Forms 10-K.

(b)         Calculated using treasury method with 6.7mm of common stock and 1.4mm of options at weighted average strike of $6.32.

(c)          Control Premium is based on the median control premium paid (to closing price one week prior) in cash mergers and acquitions transactions valued between $100 million to $200 million since January 2003.

Source: Thomson Financial.

Preliminary Summary Valuation Based on Comparable Companies - Forward Multiples (a)

(Dollars in Millions, Except Per Share Data)

	Statistic	Implied Multiples			Implied Enterprise Value			Implied Equity Value			Implied Per Share Value (b)			Implied Per Share Value Including 30% Control Premium (c)

2004P Management Case

Net Sales	$398.2	20.0%	-	40.0%	$79.6	-	$159.3	$87.7	-	$167.3	$11.94	-	$21.79	$15.52	-	$28.32

EBITDA	$30.2	5.0x	-	6.5x	$150.9	-	$196.2	$159.0	-	$204.3	$20.75	-	$26.35	$26.98	-	$34.26

EBIT	$19.8	8.0x	-	9.0x	$158.0	-	$177.8	$166.1	-	$185.8	$21.63	-	$24.07	$28.12	-	$31.29

Net Income	$11.6	13.0x	-	18.0x	$142.8	-	$200.8	$150.8	-	$208.8	$19.74	-	$26.92	$25.67	-	$34.99

2004P Sensitivity Case (d)

Net Sales	$398.2	20.0%	-	40.0%	$79.6	-	$159.3	$87.7	-	$167.3	$11.94	-	$21.79	$15.52	-	$28.32

EBITDA	$28.7	5.0x	-	6.5x	$143.6	-	$186.7	$151.7	-	$194.7	$19.85	-	$25.17	$25.80	-	$32.73

EBIT	$18.3	8.0x	-	9.0x	$146.3	-	$164.6	$154.4	-	$172.7	$20.18	-	$22.44	$26.24	-	$29.18

Net Income	$10.7	13.0x	-	18.0x	$131.6	-	$185.3	$139.6	-	$193.3	$18.36	-	$25.00	$23.86	-	$32.50

(a)       Source: Company’s Forms 10-K.

(b)      Calculated using treasury method with 6.7mm of common stock and 1.4mm of options at weighted average strike of $6.32.

(c)       Control Premium is based on the median control premium paid (to closing price one week prior) in cash mergers and acquitions transactions valued between $100 million to $200 million since January 2003. Source: Thomson Financial.

(d)      Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

LOEHMANN’S, INC.

Summary Valuation Analysis of Loehmann’s

Discounted Cash Flow Analysis - Management Forecast

(Amounts in Millions, Except Per Share Data)

				Projected Fiscal Year Ending February 1,
				2004	2005	2006	2007	2008
Net Sales				$398.2	$438.6	$481.0	$525.8	$572.0
—% Growth				9.2%	10.1%	9.7%	9.3%	8.8%
EBITDA				$30.2	$35.1	$40.5	$45.7	$51.9
—% of Net Sales				7.6%	8.0%	8.4%	8.7%	9.1%
EBIT				$19.8	$24.2	$30.0	$34.5	$40.0
—% of Net Sales				5.0%	5.5%	6.2%	6.6%	7.0%
Taxes @ 41.0%				8.1	9.9	12.3	14.1	16.4
Tax-Adjusted EBIT				11.7	14.3	17.7	20.4	23.6
Depreciation and Amortization (a)				10.4	10.8	10.5	11.2	11.8
Capital Expenditures				(10.6)	(10.0)	(8.7)	(8.7)	(11.8)
Change in Net Working Capital				(1.5)	(3.5)	(3.0)	(2.9)	(3.6)
Free Cash Flow				$10.0	$11.6	$16.5	$19.9	$20.0
Growth in Free Cash Flow				—	16.2%	42.1%	21.0%	0.5%

Terminal Value / EBITDA Multiple	5.0 x			5.5 x			6.0 x
Discount Rate	10.0%	11.0%	12.0%	10.0%	11.0%	12.0%	10.0%	11.0%	12.0%
Present Value of Free Cash Flow	$57.0	$55.4	$53.9	$57.0	$55.4	$53.9	$57.0	$55.4	$53.9
Present Value of Terminal Value	161.1	154.0	147.2	177.2	169.4	161.9	193.3	184.8	176.7
Total Enterprise Value	$218.1	$209.4	$201.1	$234.2	$224.8	$215.8	$250.4	$240.2	$230.5
Less: Net Debt (b)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)
Total Equity Value	$226.2	$217.4	$209.1	$242.3	$232.8	$223.9	$258.4	$248.2	$238.6

Total Equity Value Per Share (c)	$29.06	$27.98	$26.95	$31.05	$29.88	$28.77	$33.05	$31.79	$30.59

Terminal Value as a % of Total Value	73.8%	73.5%	73.2%	75.6%	75.3%	75.0%	77.2%	76.9%	76.6%
Implied Perpetuity Growth Rate	1.2%	2.1%	3.0%	1.9%	2.8%	3.8%	2.5%	3.5%	4.4%

(a)       Capital expenditures set equal to depreciation and amortization in 2008 for normalized terminal year cash flow.

(b)      Includes Total Debt of $0.0mm and $8.0mm average net cash balance at the end of 2003.

(c)       Diluted shares - includes 6.7mm of common stock and 1.4mm of options using the treasury method.

Discounted Cash Flow Analysis - Sensitivity Case (a)

(Amounts in Millions, Except Per Share Data)

				Projected Fiscal Year Ending February 1,
				2004	2005	2006	2007	2008
Net Sales				$398.2	$432.3	$468.3	$506.6	$546.1
—% Growth				9.2%	8.6%	8.3%	8.2%	7.8%
EBITDA				$28.7	$30.4	$32.9	$34.9	$37.8
—% of Net Sales				7.2%	7.0%	7.0%	6.9%	6.9%
EBIT				$18.3	$19.6	$22.3	$23.7	$26.0
—% of Net Sales				4.6%	4.5%	4.8%	4.7%	4.8%
Taxes @ 41.0%				7.5	8.0	9.2	9.7	10.6
Tax-Adjusted EBIT				10.8	11.6	13.2	14.0	15.3
Depreciation and Amortization (b)				10.4	10.8	10.5	11.2	11.8
Capital Expenditures				(10.6)	(10.0)	(8.7)	(8.7)	(11.8)
Change in Net Working Capital				(1.7)	(3.4)	(2.9)	(2.7)	(3.4)
Free Cash Flow				$8.9	$9.0	$12.2	$13.7	$11.9
Growth in Free Cash Flow				—	1.1%	35.1%	12.9%	(13.2)%

Terminal Value / EBITDA Multiple	5.0 x			5.5 x			6.0 x
Discount Rate	10.0%	11.0%	12.0%	10.0%	11.0%	12.0%	10.0%	11.0%	12.0%
Present Value of Free Cash Flow	$41.4	$40.3	$39.2	$41.4	$40.3	$39.2	$41.4	$40.3	$39.2
Present Value of Terminal Value	117.4	112.2	107.3	129.1	123.4	118.0	140.9	134.6	128.7
Total Enterprise Value	$158.8	$152.5	$146.5	$170.6	$163.7	$157.3	$182.3	$175.0	$168.0
Less: Net Debt (c)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)	(8.0)
Total Equity Value	$166.9	$160.6	$154.6	$178.6	$171.8	$165.3	$190.4	$183.0	$176.0
Total Equity Value Per Share (d)	$21.73	$20.95	$20.21	$23.18	$22.34	$21.53	$24.63	$23.72	$22.86
Terminal Value as a % of Total Value	73.9%	73.6%	73.2%	75.7%	75.4%	75.0%	77.3%	77.0%	76.6%
Implied Perpetuity Growth Rate	2.0%	2.9%	3.8%	2.7%	3.6%	4.5%	3.2%	4.2%	5.1%

(a)          Sensitivity Case with 39 Comparable Store Base with sales growth of 0% for 2004-2008 versus 2% for Management Case. Gross margin of 38.6% from 2004-2008 versus 38.9% in 2004 increasing to 39.8% for Management Case.

(b)         Capital expenditures set equal to depreciation and amortization in 2008 for normalized terminal year cash flow.

(c)          Includes Total Debt of $0.0mm and $8.0mm average net cash balance at the end of 2003.

(d)         Diluted shares - includes 6.7mm of common stock and 1.4mm of options using the treasury method.

Summary Analysis of Selected Transactions in the Specialty Retail Industry

(Dollars in Millions)

Date Announced	Acquiror Name Seller Name	Enterprise Value	Equity Value	Premium to Close 1 Week Prior to Announcement	LTM Sales	Enterprise Value as a Multiple of LTM:					EBITDA Margin	Equity Value as a Multiple of LTM Net Income
						Sales	EBITDA		EBIT
Oct-03	TJX Companies, Inc.	$59.0	$59.0	NM	$393.0	15.0%	Not Disclosed
	Bob’s Stores Center, Inc.
Oct-03	Stage Stores	247.9	167.0	NM	311.0	79.7	4.0x		ND		11.9%	ND
	Peebles, Inc.
Sep-03	Bon-Ton Stores	195.6	88.7	3.6%	659.1	29.7	6.3		17.5	x	3.7%	55.4	x
	Elder Beerman Stores
Feb-03	Gart Sports Company	338.3	187.2	11.8%	1,439.1	23.5	4.9		11.6		4.8	8.0
	The Sports Authority, Inc.
Nov-02	Bear Stearns Merchant Banking	153.9	153.9	NM	940.0	16.4	NA		NA		NA	NA
	Lerner New York
Nov-01	Retail Brand Alliance	225.0	225.0	NM	555.0	40.5	5.6		13.2		7.2	NA
	Brooks Brothers, Inc. (a)
Jul-01	Charming Shoppes, Inc.	335.0	335.0	NM	837.5	40.0	6.3		NA		6.3	NA
	Lane Bryant
Feb-01	Gart Sports Company	83.8	83.1	36.6%	330.5	25.4	4.3		6.1		5.9	11.2
	Oshman’s Sporting Goods, Inc.
Dec-00	Best Buy Company	674.4	415.9	93.1%	1,932.4	34.9	4.6		6.5		7.6	7.1
	Musicland Stores Corp.
Feb-00	Value City Department Stores	89.0	44.1	NM	290.1	30.7	Not Disclosed
	Filene’s Basement Corp.
Nov-99	Charming Shoppes	143.4	142.3	71.4%	305.2	46.6	5.2		7.5		9.0	12.6
	Catherines Stores Corp.
			Median	24.2%		30.7%	5.0	x	9.6	x	6.1	11.2	x
			Mean	43.3%		33.4%	5.3	x	10.4	x	5.1	18.9	x

NA=Not Applicable. NM=Not Meaningful.

(a)       Based on 3/31/02 actuals.

LOEHMANN’S, INC.

Summary Precedent Transactions Valuation Analysis

Preliminary Summary Valuation Based on Precedent Transactions

(Dollars in Millions, Except Per Share Data)

	Statistic	Implied Multiples			Implied Enterprise Value			Implied Equity Value			Implied Per Share Value (a)

Last 12 Months (2003)

LTM Net Sales	$364.6	25.0%	-	50.0%	$91.1	-	$182.3	$99.2	-	$190.3	$13.36	-	$24.63

LTM EBITDA (FY 2003)	$24.5	4.0x	-	6.5x	$97.8	-	$158.9	$105.9	-	$167.0	$14.18	-	$21.74

LTM EBIT	$14.7	6.0x	-	13.0x	$88.3	-	$191.2	$96.3	-	$199.3	$11.91	-	$24.64

(a)          Calculated using treasury method with 6.7mm common stock and 1.4mm options at weighted average strike of $6.32.

(b)         Control Premium is based on the median control premium paid (to closing price one week prior) in cash mergers and acquitions transactions valued between $100 million to $200 million since January 2003.